 Exhibit 5.7

CONSENT OF BLAKE, CASSELS & GRAYDON LLP

We hereby consent to the reference to our opinion contained under the heading “Certain Canadian Federal Income Tax Considerations” in the short form base shelf prospectus dated October 31, 2012 (the “Prospectus”) forming a part of Amendment No. 1 to the Registration Statement on Form F-10 dated October 31, 2012 of Veris Gold Corp. and to the references to us on the front cover page of, and under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in such Prospectus. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP

Vancouver, Canada
October 31, 2012